Exhibit 99.d.6

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made this 26th day of April, 2013, by and between SMA Relationship Trust, a Delaware statutory trust (the “Trust”), and UBS Global Asset Management (Americas) Inc., a Delaware corporation (the “Advisor”).

1.                                       Duties of the Advisor.  The Trust hereby appoints the Advisor to act as investment advisor to Series S (the “Series”) for the period and on such terms set forth in this Agreement.  The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Series, to continuously review, supervise and administer the investment program of the Series, to determine in its discretion the assets to be held uninvested, to provide the Trust with records concerning the Advisor’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and Board of Trustees concerning the Advisor’s discharge of the foregoing responsibilities.  The Advisor shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust’s Prospectus and Statement of Additional Information.  The Advisor accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings, equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.  With respect to foreign securities, at its own expense, the Advisor may obtain statistical and other factual information and advice regarding economic factors and trends from its foreign subsidiaries, and may obtain investment services from the investment advisory personnel of its affiliates located throughout the world to the extent permitted under interpretations of the federal securities laws.

2.                                       Portfolio Transactions.  The Advisor shall provide the Series with a trading department, and with respect to foreign securities, the Advisor is authorized to utilize the trading departments of its foreign affiliates.  The Advisor shall select, and with respect to its foreign affiliates or the use of any sub-advisors, shall monitor the selection of, the brokers or dealers that will execute the purchases and sales of securities for the Series and is directed to use its best efforts to ensure that the best available price and most favorable execution of securities transactions for the Series are obtained.  Subject to policies established by the Board of Trustees of the Trust and communicated to the Advisor, it is understood that the Advisor will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or in respect of the Series, or be in breach of any obligation owing to the Trust or in respect of the Series under this Agreement, or otherwise, solely by reason of its having caused the Series to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Series in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Advisor determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or the Advisor’s overall responsibilities with respect to the Series and to other funds and advisory accounts for which the Advisor or any Sub-Advisor, as defined in Section 8 hereof, exercises investment discretion.  The Advisor will promptly communicate to the officers and trustees of the Trust such information relating to the Series transactions as they may reasonably request.

3.                                       Compensation of the Advisor.  The Advisor shall not receive a fee for the services rendered to the Series under this Agreement.

4.                                       Reports.  The Series and the Advisor agree to furnish to each other such information regarding their operations with regard to their affairs as each may reasonably request.

5.                                       Status of Advisor.  The services of the Advisor to the Series are not to be deemed exclusive, and the Advisor shall be free to render similar services to others so long as its services to the Series are not impaired thereby.

6.                                       Liability of Advisor.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard by the Advisor of its obligations and duties hereunder, the Advisor shall not be subject to any liability whatsoever to the Series, or to any shareholder of the Series, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Series.

7.                                       Delegation of Responsibilities to Sub-Advisors.  The Trust and the Advisor may operate in accordance with the terms and conditions of a Securities and Exchange Commission exemptive order, which permits, the Advisor with the approval of the Trust’s Board of Trustees, including the Trustees that are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”), to retain one or more unaffiliated investment advisors registered under the Investment Advisers Act of 1940 (“Sub-Advisors”) for the Series without receiving the approval of shareholders of the Series.

(a)                                  The Advisor will provide general management and administrative services to the Trust, and, if applicable, subject to review and approval by the Board, will: (a) set the Series’ overall investment strategies; (b) evaluate, select and recommend Sub-Advisors to manage all or a part of the Series’ assets; (c) allocate and, when the Advisor believes appropriate, reallocate the Series’ assets among Sub-Advisors; (d) monitor and evaluate the investment performance of Sub-Advisors; and (e) implement or approve procedures reasonably designed to ensure that the Sub-Advisors comply with the Series’ investment objectives, policies and restrictions.  The Advisor will also periodically make recommendations to the Board as to whether the contract with one or more Sub-Advisors should be renewed, modified, or terminated, and will periodically report to the Board regarding the results of its evaluation and monitoring functions.

(b)                                 The Advisor is responsible for informing each Sub-Advisor of the investment objective, policies and restrictions of the Series, for informing or ascertaining that it is aware of other legal and regulatory responsibilities applicable to the Sub-Advisor with respect to the Series, and for monitoring the Sub-Advisors’ discharge of their duties.  Consistent with the investment objective, policies and restrictions as provided in the registration statement relating to the Series (or such more restrictive guidelines as approved by the Advisor), and applicable law, each Sub-Advisor is authorized to buy, sell, lend and otherwise trade in any stocks, bonds, and other securities, commodities or investments on behalf of the Series.

(c)                                  The Advisor shall enter into an agreement (“Sub-Advisory Agreement”) with a Sub-Advisor in substantially the form approved by the Board for each Sub-Advisor.

(d)                                 The Advisor shall be responsible for the fees payable to and shall pay the Sub-Advisor of the Series the fee as specified in the Sub-Advisory Agreement relating thereto.

(e)                                  The Advisor, directly or through a Sub-Advisor, will maintain all books and records required to be maintained by the Advisor pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to transactions on behalf of the Series, and will furnish the Board with such periodic and special reports as the Board reasonably may request.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Trust and the Series are the property of the Trust, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Trust and which are required to be maintained and preserved by Rule 31a-1 and Rule 31a-2 under the 1940 Act, and further agrees to surrender promptly to the Trust any records which it maintains for the Trust upon request by the Trust.

8.                                       Duration and Termination.  This Agreement shall become effective on the date first above written provided that first it is approved by the Board of Trustees of the Trust, including a majority of those trustees who are not parties to this Agreement or interested persons of any party hereto, in the manner provided in Section 15(c) of the 1940 Act and by the holders of a majority of the outstanding voting securities of the Series; and shall continue in effect for two years from its effective date.  Thereafter, this Agreement may continue in effect only if such continuance is approved at least annually by:  (i) the Trust’s Board of Trustees; or (ii) by the vote of a majority of the outstanding voting securities of the Series; and in either event by a vote of a majority of those trustees of the Trust who are not parties to this Agreement or interested persons of any such party in the manner provided in

Section 15(c) of the 1940 Act.  This Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of the holders of a majority of the outstanding voting securities of the Series on 60 days’ written notice to the Advisor.  This Agreement may be terminated by the Advisor at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.  This Agreement will automatically terminate in the event of its assignment.  Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at the principal office of such party.

As used in this Section 8, the terms “assignment,” “interested person,” and “a vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

9.                                       Name of Advisor.  The parties agree that the Advisor has a proprietary interest in the names “SMA Relationship Trust” and “SMA*RT,” and the Trust agrees to promptly take such action as may be necessary to delete from its corporate name and/or the name of the Series any reference to the names “SMA Relationship Trust” or “SMA*RT” promptly after receipt from the Advisor of a written request therefor.

10.                                 Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

11.                                 Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of a majority of the Series’ outstanding voting securities.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SMA RELATIONSHIP TRUST		SMA RELATIONSHIP TRUST

/s/ Christopher Ha		/s/ Tammie Lee
By:		By:
Name:	Christopher Ha	Name:	Tammie Lee
Title:	Vice President and Assistant Secretary	Title:	Vice President and Assistant Secretary

UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.		UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC.

/s/ Thomas Disbrow		/s/ Joseph J. Allessie
By:		By:
Name:	Thomas Disbrow	Name:	Joseph J. Allessie
Title:	Managing Director	Title:	Executive Director